SMITH BARNEY FUNDS, INC.
                                         On behalf of the
                            Smith Barney Large Cap Value
     Fund

                        Supplement dated December 17, 2002
     to the
                   Prospectus and Statement of Additional
     Information,
                                each dated April 30, 2002

        The following information supersedes as applicable certain information in the Management section set forth in the Prospectus and Statement of
     Additional Information dated April 30, 2002, for Smith
     Barney Large Cap Value
     Fund (the Fund) of Smith Barney Funds, Inc.

        On December 17, 2002, John B. Cunningham assumed responsibility for the day-to-day management of the Fund. Mr. Cunningham is an investment officer of
     Smith Barney Fund Management LLC, the Fund's investment manager. He is also a
     Managing Director of Salomon Brothers Asset Management
     Inc and Salomon Smith
     Barney Inc., both affiliates of the manager. Mr. Cunningham has 13 years of financial securities experience.


     FD 02669